Exhibit 8.1

2 Wall Street New York, NY 10005 D /212 732 3200

February 28, 2022

World Gold Trust Services, LLC

685 Third Avenue

27th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel for World Gold Trust Services, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, a registration statement on Form S-3 (the “Registration Statement”), including the prospectus constituting Part I of the Registration Statement (the “Prospectus”). The Registration Statement relates to the proposed issuance by the SPDR® Gold Trust (the “Trust”), an investment trust formed on November 12, 2004 under New York law pursuant to a Trust Indenture, as amended November 26, 2007, May 20, 2008, June 1, 2011, June 18, 2014, March 20, 2015, April 14, 2015, September 5, 2017 and February 6, 2020 between the Company, as Sponsor, and BNY Mellon Asset Servicing, a division of the Bank of New York Mellon, as Trustee, of an unspecified amount shares representing units of fractional undivided beneficial interest in and ownership of such Trust (the “Shares”).

We have examined the Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company, and such other documents, as we have deemed necessary as a basis for this opinion. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company.

Based on and subject to the foregoing, we advise you that subject to the limitations and qualifications, and based on the assumptions, described therein, the discussion under the caption “Material United States Federal Tax Consequences” in the Prospectus expresses our opinion as to: (a) the material United States federal income tax consequences that generally may apply to a “U.S. Shareholder”, as defined in the material under such caption, under currently applicable law to the purchase, ownership and disposition of Shares by a U.S. Shareholder; and (b) certain United States federal gift and estate tax consequences that generally may apply to a “Non-U.S. Shareholder”, as defined in the material under such caption, under currently applicable law to an investment in Shares by a Non-U.S. Shareholder.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the material under the captions “Material United States Federal Tax Consequences” and “Legal Matters” in the said Prospectus.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP